As filed with Securities and Exchange Commission on June 20, 2007

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FBR Capital Markets Corporation

(Exact name of Registrant as specified in its Charter)

Virginia	20-5164223
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1001 Nineteenth Street, North, 18th Floor

Arlington, Virginia 22209

(703) 312-3080

(Address of principal executive office, including zip code)

FBR Capital Markets Corporation

2007 Employee Stock Purchase Plan, amended as of April 23, 2007

(Full title of the Plan)

William J. Ginivan

Executive Vice President and General Counsel

FBR Capital Markets Corporation

Arlington, Virginia 22209

(703) 469-1040

(Name, address, including zip code, and telephone number including area code, of agent for service)

With copies to:

Daniel M. LeBey, Esq.

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 E. Byrd Street

Richmond, Virginia 23219-4074

(804) 788-8200

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price per Share (3)	Propose Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common stock, par value $.001 per share	1,000,000 shares	$17.33	$17,330,000	$533

(1)	Pursuant to Rule 416 of the Securities Exchange Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers additional shares of common stock that may become issuable without additional consideration by reason of any stock split, stock dividend or similar transaction.
(2)	Pursuant to Rule 416(c) under the Securities Act, the Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(3)	Calculated pursuant to Rule 457(c) and 457(h) of the Securities Act on the basis of $17.33 per share, which was the average of the high and low sale price of the Registrant’s common stock as reported on the Nasdaq Global Select Market on June 18, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with the Securities and Exchange Commission (the “Commission”).

Item 2.	Registrant Information and Employee Plan Annual Information.

FBR Capital Markets Corporation (the “Registrant”) will provide participants in the 2007 Employee Stock Purchase Plan, as amended on April 23, 2007 (the “Plan”), upon written or oral request and without charge, a copy of the documents incorporated by reference in Item 3 of Part II, which are incorporated by reference in the Section 10(a) prospectus, and all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Request for such documents should be directed to: FBR Capital Markets Corporation, 1001 Nineteenth Street North, Arlington, VA 22209; Attention: Corporate Secretary; telephone number (703) 312-9500.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated herein by reference and made a part hereof:

(a) The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act on June 8, 2007;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of December 31, 2006, the end of the fiscal year covered by the Registrant’s prospectus referred to in (a) above; and

(c) The description of the Registrant’s common stock, $0.001 par value per share, contained in the Registrant’s Registration Statement on Form 8-A filed on June 5, 2007 under the Exchange Act.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

2

Item 6.	Indemnification of Directors and Officers.

The Virginia Stock Corporation Act permits a Virginia corporation to include in its articles of incorporation a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from willful misconduct or a knowing violation of the criminal law or any federal or state securities law. The articles of incorporation of the Registrant contain such a provision.

The Registrant’s articles of incorporation provide that it will indemnify (1) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Registrant or brought by or on behalf of its shareholders, by reason of the fact that he is or was a director or officer of the Registrant, or (2) any director or officer who is or was serving at the request of the Registrant as a director, trustee, partner, member or officer of another enterprise, against any liability incurred by him or her in connection with the proceeding if the conduct in question was in the best interests of the Registrant and he or she was acting on behalf of the Registrant or performing services for the Registrant, unless he or she engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. The Registrant will pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition if the applicant furnishes to the Registrant with (1) a written statement of his or her good faith belief that he or she has met the standard of conduct described above and (2) a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet this standard of conduct.

The Registrant’s board of directors is empowered, by majority vote of a quorum consisting of disinterested directors, to cause the Registrant to indemnify or contract to indemnify with any individual not described in the paragraph above who was, is or may become a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of the Registrant, or is or was serving at the request of the Registrant as director, officer, employee or agent of another enterprise, to the same extent as if that individual was an individual described in the paragraph above.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Articles of Incorporation of the Registrant.*

4.2	Amended and Restated Bylaws of the Registrant. *

4.3	2007 Employee Stock Purchase Plan, amended as of April 23, 2007.**

5.1	Opinion of Hunton & Williams LLP relating to the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Hunton & Williams LLP (contained in Exhibit 5.1)

*	Incorporated by reference from the Registrant’s Registration Statement on Form S-1 (Registration No. 333-138824), initially filed with the SEC on November 17, 2006, as subsequently amended.
**	Incorporated by reference from Amendment No. 1 to the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-141987), filed with the Commission on May 10, 2007.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Arlington, Virginia on June 20, 2007.

FBR CAPITAL MARKETS CORPORATION

By:	/s/ Eric F. Billings
Eric F. Billings
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Eric F. Billings	Director, Chairman and Chief Executive Officer	June 20, 2007
Eric F. Billings	(principal executive officer)

/s/ Kurt R. Harrington	Executive Vice President and Chief Financial	June 20, 2007
Kurt R. Harrington	Officer (principal financial and accounting officer)

/s/ Richard J. Hendrix	Director, President and Chief Operating Officer	June 20, 2007
Richard J. Hendrix

/s/ Thomas S. Murphy, Jr.	Director	June 20, 2007
Thomas S. Murphy, Jr.

/s/ Richard M. DeMartini	Director	June 20, 2007
Richard M. DeMartini

/s/ Andrew M. Alper	Director	June 20, 2007
Andrew M. Alper

/s/ Thomas J. Hynes, Jr.	Director	June 20, 2007
Thomas J. Hynes, Jr.

/s/ Richard A. Kraemer	Director	June 20, 2007
Richard A. Kraemer

/s/ Arthur J. Reimers	Director	June 20, 2007
Arthur J. Reimers

Director
John T. Wall

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Articles of Incorporation of the Registrant.*

4.2	Amended and Restated Bylaw 5 of the Registrant.*

4.3	2007 Employee Stock Purchase Plan, amended as of April 23, 2007.**

5.1	Opinion of Hunton & Williams LLP relating to the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Hunton & Williams LLP (contained in Exhibit 5.1).

*	Incorporated by reference from the Registrant’s Registration Statement on Form S-1 (Registration No. 333-138824), initially filed with the SEC on November 17, 2006, as subsequently amended.
**	Incorporated by reference from Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-141987), filed with the Commission on May 10, 2007.